EXHIBIT 99.6


                                                                NYSE CSA FORM 1D


                       SUBORDINATED LOAN AGREEMENT - CASH


THIS AGREEMENT is entered into this 31st day of December 1998, between National Discount Brokers Group, Inc. (the "Lender") and Equitrade Partners, L.L.C., (the "Organization").

         1. GENERAL - Subject to the terms and conditions hereinafter set forth, the Organization promises to pay to the Lender or assigns, on January 1, 2000 (the "Scheduled Maturity Date") (the last day of the month at least 1 year and not more than 10 years from the date thereof) at the principal office of the Organization, $22,000,000 and interest payable annually at a rate of 6% per annum from the date hereof. By written notice delivered to the Organization at its principal office and to the New York Stock Exchange, Inc. (the "Exchange") no sooner than 6 months from the date hereof, the Lender may accelerate such payment date to the last business day of a calendar month not less than 6 months after the receipt of such notice by both the Organization and the Exchange, but the right of the Lender to receive payment of the principal amount hereof and interest shall remain subordinate as hereinafter provided.

         2.       SUSPENDED REPAYMENT

                  The Organization's obligation to pay the principal amount hereof on the Scheduled Maturity Date or any accelerated maturity date shall be suspended and the obligation shall not mature for any period of time during which after giving effect to such payment (together with (a) the payment of any other obligation of the Organization payable at or prior to the payment hereof and (b) the return of any Secured Demand Note and the Collateral therefor held by the Organization and returnable at or prior to the payment hereof).

(i) in the event that he Organization is not operating pursuant to the alternative net capital requirement provided for in paragraph (a)(1)(ii) of Rule 15c3-1 (the "Rule") under the Securities Exchange Act of 1934, as amended (the "Act"), the aggregate indebtedness of the Organization would exceed 1200 percent of its net capital as those terms are defined in the Rule or any successor rule as in effect at the time payment is to be made, or such other percent as may be made applicable le to the Organization at the time of such payment by the New York Stock Exchange, Inc. (the "Exchange") or the Securities and Exchange Commission (the "SEC"), or

(ii) in the event that the Organization is operating pursuant to such alternative net capital requirement, the net capital of the Organization would be less than 5 percent (or such other percent as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, or

(iii) in the event that the Organization is registered as a futures commission merchant under the Commodity Exchange Act ( the "CEA"), the net capital of the Organization (as defined in the CEA or the regulations thereunder as in effect at the time of such payment) would be less than 6 percent (or such other percentum as my be made applicable to the Organization at the time of such payment by the commodity Futures Trading Commission ( the "CFTC") of the funds required to be segregated pursuant to the CEA and the regulations thereunder, and the foreign futures or foreign options secured amount less the market value of commodity options purchased by customers on or subject to the rules of a contract market or a foreign board of trade (provided, however, the deduction for each customer shall be limited to the amount of customer funds in such customer's account(s) and foreign futures and foreign options secured amounts), or the Organization's net capital would be less than the minimum capital requirement as defined by the DSRO, or

(iv) the Organization's net capital, as defined in the Rule or any successor rule as in effect at the time of such payment, would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC), or

(v) in the event that the Organization's registered as a futures commission merchant under the CEA and if its net capital, as defined in the CEA or the regulations thereunder as in effect at the time of such payment, would be less than 120 percent (or such other percent as my be made applicable to the Organization at any time of such payment by the CFTC) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time (or such other dollar amount as may be made applicable to the Organization at the time of such payment by the
                           CFTC), or

(vi) in the event that the Organization is subject to the provisions of Paragraph (a)(6)(v) or (c)(2)(x)(C) of the Rule, the net capital of the Organization would be less than the amount required to satisfy the 1000 percent test (or such other percentum test as may be made applicable to the Organization at the time of such payment by the Exchange or the SEC) stated in such applicable paragraph,

(the net capital necessary to enable the Organization to avoid such suspension of its obligation to pay the principal amount hereof being hereinafter referred to as the "Applicable Minimum Capital") and during any such suspension the Organization shall, as promptly as consistent with the protection of its customers, reduce its business to a condition whereby the principal amount hereof with accrued interest thereon could be paid (together with (a) the payment of any other obligation of the Organization payable at or prior to the payment hereof and (b) the return of any Secured Demand Note and the Collateral therefor held by the Organization and returnable at or prior to the payment hereof) without the Organization's net capital being below the Applicable Minimum Capital, at which time the Organization shall repay the principal amount hereof plus accrued interest thereon on not less than five days' prior written notice to the Exchange. The aggregate principal amount outstanding pursuant to this Agreement shall mature on the first day at which under this paragraph the Organization has an obligation to pay the principal amount hereof. If pursuant to the terms hereof the Organization's obligation to pay the principal amount hereof is suspended and does not mature, the Organization agrees (and the Lender recognizes) that if its obligation to pay the principal amount hereof is ever suspended for a period of six months or more, it will promptly take whatever steps are necessary to effect a rapid and orderly complete liquidation of its business. If payment is made of all or any part of the principal hereof on the Scheduled Maturity Date or any accelerated maturity date and if immediately after any such payment the Organization's net capital is less than the Applicable Minimum Capital, the Lender agrees irrevocably (whether or not such Lender had any knowledge or notice of such fact at the time of any such payment) to repay to re Organization, its successors or assigns, the sum so paid, to be held by the Organization pursuant to the provisions hereof as if such payment had never been made; provided, however, that any suit for the recovery of any such payment must be commenced within two years of the date of such payment.

                  3.       SUBORDINATION OF OBLIGATIONS

                  The Lender irrevocably agrees that the obligations of the Organization under this Agreement with respect to the payment of principal and interest are and shall be fully and irrevocably subordinate in right of payment and subject to the prior payment or provision for payment in full of all claims of all other present and future creditors of the Organization whose claims are not similarly subordinated (claims hereunder shall rank part passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date or which the Organizations obligation to make such payment matures consistent with the provisions hereof. In the event of the appointment of a receiver or trustee of the Organization or in the event of its insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 ("SIPA") or otherwise, its bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Organization, the holder hereof shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets or the Organization until all claims are senior hereto, have been fully satisfied, or adequate provision has been made therefor.

                  4.       PERMISSIVE PREPAYMENT

                  With the prior written approval of the Exchange, the Organization may, at its option, make Prepayment of all or any portion of the principal amount hereof to the Lender prior to the Scheduled Maturity Date at any time subsequent to one year form the effective date of this agreement. No Prepayment shall be made, however, if after giving effect thereto (and to all other payments of principal of outstanding subordination agreements of the Organization, including the return of any Secured Demand Note and the Collateral therefor held by the Organization, the maturity or accelerated maturity of which are scheduled to occur within six months after the date such Prepayment is to occur pursuant to the provisions of this paragraph, or on or prior to the Scheduled Maturity Date for payment of the principal amount hereof disregarding this paragraph, whichever date is earlier) without reference to any projected profit or loss of the Organization.

(i) in the event that the Organization is not operating pursuant to the alternative net capital requirement provided for in paragraph (a)(1)(ii) of the Rule, the aggregate indebtedness of the Organization would exceed 1000 percent of its net capital as those terms are defined in the rule or any successor rule as in effect at the time such Prepayment is to be made (or such other percent as may be made applicable at such time to the Organization by the Exchange or the SEC), or

(ii) in the event that the Organization is operating pursuant to such alternative net capital requirement, the net capital of the Organization would be less than 5 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, or

(iii) in the event that the Organization is registered as a futures commission merchant under the CEA, the net capital of the Organization (as defined in the CEA or the regulations thereunder as in effect at the time of such Prepayment) would be less than 7 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the CFTC) of the funds required to be segregated pursuant to the CEA and the regulations thereunder, and the foreign futures or foreign options secured amount less the market value of commodity options purchased by customers of the Organization on or subject to the rules of a contract market or a foreign board of trade (provided, however, the deduction for each customer shall be limited to the amount of customer funds in such customer's account(s) and foreign futures and foreign options secured amounts) or the Organization's net capital would be less than the minimum capital requirement as defined by the DSRO, or

(iv) The Organization's net capital as defined in the Rule or any successor rule as in effect at the time of such Prepayment, would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC) of the minimum dollar amount required by the Rule as in effect at such time (or such other dollar amount as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC), or

(v) In the event that the Organization is registered as a futures commission merchant under the CEA, its net capital, as defined in the CEA or the regulations thereunder as in effect at the time of such Prepayment would be less than 120 percent (or such other percent as may be made applicable to the Organization at the time of such Prepayment by the
                           CFTC) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time or such other dollar amount as may be made applicable to the Organization at the time of such Prepayment by the CFTC, or

(vi) In the event that the Organization is subject to the provisions of paragraph (a)(6)(v) or (c)(2)(x)(c) of the Rule, the net capital of the Organization would be less than the amount required to satisfy the 1000 percent test (or such other percent test as may be made applicable to the Organization at the time of such Prepayment by the Exchange or the SEC) stated in such applicable paragraph, or

If Prepayment is made of all or any part of the principal hereof prior to the Scheduled Maturity Date and if the Organization's net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this Paragraph, the Lender agrees revocable (whether or not such Lender had an knowledge or notice of such fact at the time of such Prepayment) to repay the organization, its successors or assigns, the sum so paid to be held by the Organization pursuant to the provisions hereof as if such Prepayment had never been made; provided, however, that any suit for the recovery of any such Prepayment must be commenced within two years of the date of such Prepayment.

                  5.       ACCELERATION IN EVENT OF INSOLVENCY

                  The Organization's obligation to pay the unpaid principal amount hereof shall forthwith mature, together with interest accrued thereon, in the event of any receivership, insolvency, liquidation pursuant to SIPA or otherwise, bankruptcy, assignment of the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the organization; but payment of the same shall remain subordinate as herinabove set forth.

                  6.       EFFECT OF DEFAULT

                  Default in any payment hereunder, including the payment of interest, shall not accelerate the maturity hereof except as herein specifically provided, and the obligation to make payment shall remain subordinated as herein above set forth.

                  7.       NOTICE OF MATURITY OR ACELERATED MATURITY

                  The organization shall immediately notify the Examining Authority for such broker or dealer, if, after giving effect to all Payments of Payment Obligations (as that term is defined in (a)(2)(iv) of Appendix D of the Rule) under subordination agreements then outstanding that are then due or mature within the following six months without reference to any projected profit or loss of the broker or dealer either the aggregate indebtedness of the broker or dealer would exceed 1200 percent of its net capital or its net capital wold be less than 120 percent of the minimum dollar amount required by the Rule, or, in the case of a broker or dealer operating pursuant to paragraph (a)(1)(ii) of the Rule, its net capital would be less than 5 percent of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, or, if registered as a futures commission merchant, 6 percent of the funds required to be segregated pursuant to the Commodity Exchange Act and the regulations thereunder (less the market value of commodity options purchased by option customers on or subject to the rules of a contract market, each such deduction not to exceed the amount of funds in the option customer's account), if greater, or less than 120 percent of the minimum dollar amount required by paragraphs (a)(1)(ii) of the rule.





                  8.       NON-LIABILITY OF EXCHANGE

                  The Lender irrevocably agrees that the loan evidenced hereby is not being made in reliance upon the standing of the Organization as a member organization of the Exchange or upon the Exchange's surveillance of the Organization's financial position or its compliance with the Constitution, Rules and practices of the Exchange. The Lender has made such investigation of the Organization and its partners, officer, directors and stockholder, as the Lender deems necessary and appropriate under the circumstance. The Lender is not relying upon the Exchange to provide any information concerning or relating to the Organization and agrees that the Exchange has no responsibility to disclose to the Lender any information concerning or relating to the Organization which it may now, or at any future time, have. The lender agrees that neither the Exchange, its Special Trust Fund, or any director, officer, trustee nor employee of the Exchange or said Trust Fund shall be liable to the Lender with respect to this agreement or the repayment of the loan evidenced hereby or of any interest thereon.

                  9.       STATUS OF PROCEEDS

                  The proceeds hereof shall be dealt with in all respects as capital of the Organization, shall be subject to the risks of its business, and may be deposited in an account or accounts in the Organization's name in any bank or trust company.

                  10.      FUTURES COMMISSION MERCHANTS

                  If the Organization is a futures commission merchant, as that term is defined in the CEA, the Organization agrees, consistent with the requirements of Section 1.17(h) of the regulations of the CFTC (17 CFR 1.17(h)), that:

(a) whenever prior written notice by the Organization to the Exchange is required pursuant to the provision of this agreement, the same prior written notice shall be given by the Organization to (i) the CFTC at its principal office in Washington, DC, Attention Chief Accountant of Division of Trading and Markets, and/or
                           (ii) the commodity exchange of which the Organization is a member and which is then designated by the CFTC as the Organization's designated self-regulatory organization (the "DSRO"), and

(b) whenever prior written consent, permission or approval of the Exchange is required pursuant to the provisions of this agreement, the Organization shall also obtain the prior written consent, permission or approval of the CFTC and/or of the DSRO, and

(c) whenever the Organization receives written notice of acceleration of maturity pursuant to the provisions of this agreement, the Organization shall promptly give written notice thereof to the CFTC at the address stated and/or o the DSRO.

                  11.      DEFINITION OF ORGANIZATION

                  The term "Organization" as used in this agreement shall include the Organization, its heirs, executors, administrators, successors and assigns.


                  12.      EFFECT OF EXCHANGE MEMBERSHIP TERMINATION

                  Upon termination of the Organization as a member organization of the Exchange, the references herein to the Exchange shall be deemed to refer to the Examining Authority. The term "Examining Authority" shall refer to the regulatory body having responsibility for inspecting or examining the Organization for compliance with financial responsibility requirements under
Section 9(c) of SIPA and Section 17(d) of the Act.

                  13.      UPON WHOM BINDING

                  The provision of this agreement shall be binding upon the Lender, his or its heirs, executors, administrators, successors and assigns and upon the Organization.

                  14.      ARBITRATION

                  Any controversy arising out of or relating to this agreement shall be submitted to and settled by arbitration pursuant to the Constitution and Rules of the Exchange. The Organization and Lender shall be conclusively bound by such arbitration.

                  15.      EFFECTIVE DATE

                  This agreement shall be effective from the date on which it is approved by the Exchange and shall not be modified or amended without the prior written approval of the Exchange.

                  16.      ENTIRE AGREEMENT

                  This instrument embodies the entire agreement between the Organization and the Lender and no other evidence of such agreement has been or will be executed without the prior written consent of the Exchange.

                  17.      GOVERNING LAW

                  This agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of New York in all respects.

                  18.      CANCELLATION

                  This agreement shall not be subject to cancellation by either party, unless the New York Stock Exchange agrees in writing to such cancellation 30 days in advance.

                  19.      NO RIGHT OF SET-OFF

                  The Lender agrees that it is not taking and will not take or assert as security for the payment of the loan any security interest in or lien upon, whether created by contract, statute or otherwise, any property of the Organization or any property in which the Organization may have an interest, which is or at any time may be in the possession or subject to the control of the lender. The Lender hereby waives, and further agrees that it will not seek to obtain payment of the note in whole or in any part by exercising any right of set-off it may assert or possess whether created by contract, statute or otherwise. Any agreement between the organization and the Lender (whether in the nature of a general loan and collateral agreement, a security or pledge agreement or otherwise) shall be deemed amended hereby to the extent necessary so as not to be inconsistent with the provision of this paragraph.

                  20.      *       Check this box if you wish to incorporate the
                                   following optional provision:

                  The Scheduled Maturity Date hereof in each year, without further action by either the lender or organization shall be extended an additional year, unless on or before the day seven months preceding the Scheduled Maturity Date then in effect, the lender shall notify the Organization in writing, with a written copy to the New York Stock Exchange, Inc., that such Scheduled Maturity Date shall not be extended.

IN WITNESS HEREOF the parties hereto have set their hands and seals this 31st day of December, 1998.


By:/s/ Stephen J. DiLascio                     By:/s/ Laura R. Singer


Name: Stephen J. DiLascio                      Name: Laura R. Singer


Title : Equitrade Partners, L.L.C.             Title: National Discount Brokers
                  (Organization)                      Group, Inc.  (Lender)










                                                                    EXHIBIT 99.8

                                                                    May __, 1999



BT Alex. Brown Incorporated
as Representatives of the Several Underwriters
c/o BT Alex. Brown Incorporated
One South Street
Baltimore, Maryland 21202

            Re: National Discount Brokers Group, Inc. Follow-on Public Offering


         I am an executive officer, director and/or shareholder of National Discount Brokers Group, Inc., a Delaware corporation ("NDBG"), Sherwood Securities Corp. or Triak Services Corp. (collectively, the "Company"). I hereby agree and represent to you that, without the prior written approval of BT Alex. Brown Incorporated, I will not directly or indirectly make or cause any offering, sale, short sale, hypothecation, pledge or other disposition of any shares of common stock of NDBG (the "Common Stock") or any securities convertible into or exercisable or exchangeable for shares of Common Stock or derivative of Common Stock that I own either of record or beneficially on the date hereof, and of which I have the power to control the disposition, other than (i) gifts of shares of the Common Stock if the donee agrees in writing to be bound by the terms of this letter; (ii) transfer(s) to NDBG for the purpose of either exercising options to acquire the Common Stock or paying taxes related to such exercise; or (iii) transfer(s) of shares of Common Stock or options to acquire Common Stock granted by NDBG to a spouse, a child of mine or a trust for the benefit of my children so long as the recipient or a guardian or parent in the care of a minor child agrees to be bound by the terms of this letter with respect to such transferred shares or options from this date to a date 180 days after the effective date of the Registration Statement, Form S-3 (File No. 333-__________) filed by NDBG with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. I recognize that you and NDBG are relying on my representations and agreement contained in this letter in entering into underwriting arrangements with respect to the offering contemplated by such Registration Statement, as amended.

                                           Very truly yours,



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